August 14, 2017

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

We have read the statements of US-Dadi Fertilizer Industry International, Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated July 28, 2017 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ KLJ & Associates, LLP